EXHIBIT 99.1

                           BETHEL, CT, June 16, 2009 /PRNewswire-FirstCall/ -- MedClean Technologies, Inc. (OTC:BB: MCLN) announced today that it has extended its previously announced private offer to exchange all of the Company's existing Common Stock Purchase Warrants with Initial Exercise Dates between July 11, 2008 and August 29, 2008 (“Existing Warrants”) for newly issued Common Stock Purchase Warrants, with a new lower exercise price, exercisable for a lesser number shares of our common stock, par value $0.0001 per share (“Common Stock”), and without a “cashless exercise” right (the “New Warrants”).

The offer to exchange previously scheduled to expire at 5:00 p.m., Eastern Standard Time, on June 16, 2009 (the “Initial Expiration Date”), will now expire at 5:00 p.m., Eastern Standard Time, on June 30, 2009 (the “Extended Expiration Date”), unless extended by the Company.

The exercise price of the New Warrants will be determined as of the Extended Expiration Date and will equal the greater of (1) the volume weighted average price (VWAP) of the Common Stock for the five consecutive trading days prior to and including the Extended Expiration Date as reported on the over the counter bulletin board, multiplied by 2, and (2) $0.0075. For example, if the five day VWAP on the Extended Expiration Date was $0.002, then the exercise price of the New Warrants would be $0.0075 per share.

Other than the Extended Expiration Date and a new exercise price determined as of the Extended Expiration Date as described above, the terms of the Offer to Exchange have not changed and are as set forth in the previously distributed Confidential Offering Memorandum, dated May 19, 2009, and the related Letter of Transmittal.

Holders of Existing Warrants are asked to use the previously distributed Letter of Transmittal to tender their Existing Warrants to the Company if they decide to participate in the Offer to Exchange. However, holders are asked to take note that the correct address of the Company is as follows:

MEDCLEAN TECHNOLOGIES, INC.
3 TROWBRIDGE DRIVE
BETHEL, CT 06801

Holders who validly tender their Existing Warrants to the Company by the Initial Expiration Date pursuant to the Offer to Exchange will be able to lock in a new exercise price of $0.0075 per share, even if the new exercise price determined as of the Extended Expiration Date is higher than $0.0075 per share.

Tenders may be withdrawn prior to 5:00 p.m., Eastern Standard Time, on the Extended Expiration Date unless extended by the Company.

Holders who desire additional information regarding the offer to exchange or additional copies of the confidential offering memorandum or letter of transmittal should contact Hayden IR, the information agent for the offer, (651) 653-1854 or cameron@haydenir.com.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the New Warrants. The offer to exchange Existing Warrants of the Company is only being made pursuant to the offering memorandum and the related letter of transmittal that the Company is distributing to holders in connection with the offer. The offer is not being made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About MedClean Technologies, Inc.

MedClean Technologies, Inc. is a provider of innovative technology and services for the onsite treatment and disposal of regulated medical waste. MedClean's flagship MedClean® Series systems are fully integrated, turnkey technology solutions that enable hospitals and other healthcare providers to safely, efficiently and cost-effectively convert bio-hazardous regulated medical waste into sterile, unrecognizable material suitable for disposal as municipal solid waste. MedClean was founded in 1997 with corporate headquarters, research and development and distribution facilities located in Bethel, Connecticut. Further information on MedClean can be found at http://www.medcleantechnologies.com and in filings with the Securities and Exchange Commission found at http://www.sec.gov.

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 24, 2009, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Contacts: MedClean Technologies, Inc. Sean Macpherson Corporate Secretary (203) 798-1080	Investor Contact: Cameron Donahue Hayden IR (651) 653-1854